Exhibit 99.1

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
T 617 588-5555 F 617 588-5554
www.vcel.com

Vericel Enters into Expanded $20 Million Credit Facility and Term Loan with Silicon Valley Bank and MidCap Financial Services

CAMBRIDGE, Mass., September 12, 2016 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ: VCEL), a leading developer of autologous expanded cellular therapies for the treatment of severe diseases and conditions, announced today that it entered into an expanded term loan and revolving line of credit agreement with Silicon Valley Bank and MidCap Financial Services (MidCap Financial), providing access to up to $20 million of capital to the company to be used for general corporate purposes.  As of the quarter ended June 30, 2016, Vericel had an outstanding balance of $2.4 million under an existing agreement with Silicon Valley Bank which will be replaced with the expanded facility with Silicon Valley Bank and MidCap Financial.  Additional details concerning the credit facility and term loan will be contained in the company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

“We are pleased to expand our relationship with Silicon Valley Bank and also to partner with MidCap Financial, and we appreciate their confidence in our business,” said Vericel’s chief financial officer and vice president of corporate development, Gerard Michel.  “This expanded  loan facility strengthens our balance sheet considerably as we approach the January 3, 2017 MACI PDUFA goal date.”

Katherine Andersen, managing director of Silicon Valley Bank, commented, “Vericel is driving important advancements in cell therapy and it is our pleasure to expand our partnership to support their continued efforts.”

About Vericel Corporation

Vericel develops, manufactures, and markets autologous expanded cell therapies for the treatment of patients with serious diseases and conditions.  The company markets two cell therapy products in the United States.  Carticel® (autologous cultured chondrocytes) is an autologous chondrocyte implant for the treatment of cartilage defects in the knee in patients who have had an inadequate response to a prior arthroscopic or other surgical repair procedure.  Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area.  Vericel is also developing two additional cell products.  MACI® is a third generation autologous chondrocyte implant intended to treat cartilage defects in the knee.  Ixmyelocel-T is an autologous multicellular therapy intended to treat advanced heart failure due to ischemic dilated cardiomyopathy (DCM).  For more information, please visit the company’s website at www.vcel.com.

Epicel®, Carticel® and MACI® are registered trademarks of Vericel Corporation. ©2016 Vericel Corporation.  All rights reserved.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

©2016 SVB Financial Group. All rights reserved. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group. Silicon Valley Bank is a member of FDIC and Federal Reserve System.

About MidCap Financial

MidCap Financial is a middle-market focused, specialty finance firm that provides senior debt solutions to businesses across all industries. The firm’s years of experience, strong balance sheet, and flexibility make it a lender of choice for companies across all stages of growth and complexity. MidCap Financial’s debt solutions focus in five areas:

•                  General and healthcare asset-based working capital loans collateralized by third-party accounts receivable and other assets;

•                  Leveraged loans to companies backed by private equity sponsors;

•                  Life sciences loans to VC-backed and public pharmaceutical, biotech, and medical device companies;

•                  Real estate loans on all types of commercial properties, medical office buildings, various types of senior housing and skilled nursing properties; and

•                  Lender finance term loans or revolvers provided across the consumer and commercial finance sectors.

Additional information about MidCap Financial can be found at www.midcapfinancial.com.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated profitability and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “can continue,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities, regulatory approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, our ability to supply or meet customer demand for our products and our ability to draw down on the SVB MidCap term loan or the full amount of the SVB MidCap revolving line of credit. These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2016, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

Or

Lee Stern

The Trout Group

lstern@troutgroup.com

(646) 378-2922